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                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            FORT HOWARD CORPORATION

     ---------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     ---------------------------------------------------------------
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-1(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
   22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transactions applies:
   --------------------------------------------------------------------------

  2) Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   --------------------------------------------------------------------------

  4) Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

  5) Total fee paid:
   --------------------------------------------------------------------------

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: _________________________________________________
  2) Form Schedule or Registration Statement No.: ____________________________
  3) Filing Party: ___________________________________________________________
  4) Date Filed: _____________________________________________________________

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


                      [LOGO OF FORT HOWARD APPEARS HERE]

DONALD H. DeMEUSE
 Chairman of the Board
     and
Chief Executive Officer
                                                                 March 21, 1996

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders that will be held on Tuesday, May 14, 1996, at 9:00 a.m., local time, in Chicago, Illinois.

  The enclosed notice and proxy statement contain details concerning the business to be acted upon at the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of three directors to serve until the 1999 Annual Meeting of Stockholders. Please sign and return your proxy card in the enclosed postage-paid envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

  To help us plan for the meeting, please mark the appropriate box on the accompanying proxy card telling us if you will be attending.

                                          Sincerely,
                                          /s/ Donald H. DeMeuse
                                          Donald H. DeMeuse

                      [LOGO OF FORT HOWARD APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS
OF FORT HOWARD CORPORATION

  The Annual Meeting of Stockholders of Fort Howard Corporation will be held at the Metropolitan Club, 66th Floor, Sears Tower, 233 South Wacker Drive, Chicago, Illinois, on Tuesday, May 14, 1996, at 9:00 a.m., local time, for the following purposes:

  1. To elect three directors to serve until the 1999 Annual Meeting of Stockholders; and

  2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Stockholders of record at the close of business on March 15, 1996 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ James W. Nellen II

                                          James W. Nellen II
                                            Vice President and
                                            Secretary

Green Bay, Wisconsin
March 21, 1996

  EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                            FORT HOWARD CORPORATION
                              1919 SOUTH BROADWAY
                          GREEN BAY, WISCONSIN 54304

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 14, 1996

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fort Howard Corporation, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Metropolitan Club, 66th Floor, Sears Tower, 233 South Wacker Drive, Chicago, Illinois, on May 14, 1996, at 9:00 a.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to stockholders is March 21, 1996.

  Only holders of record of shares of Common Stock of the Company at the close of business on March 15, 1996, are entitled to vote at the Annual Meeting or any adjournments thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. The presence, either in person or by properly executed proxy, of the owners of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. On March 1, 1996, there were 63,372,025 shares of Common Stock of the Company outstanding.

  All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Stockholders voting by proxy for the election of directors nominated to serve until the 1999 Annual Meeting may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees for director. Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote.

  The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Annual Meeting, the persons named in the proxy card will vote in accordance with their judgment.

  All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice of revocation to the Secretary of the Company at the address set forth above before the Annual Meeting, by delivering another proxy bearing a later date or by attending the Annual Meeting and voting in person.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS

  The Board of Directors of the Company is divided into three classes, each class serving for a period of three years. The Board of Directors of the Company has set the number of directors of the Company at nine.

  One-third of the members of the Board of Directors are elected by the stockholders annually. The directors whose terms will expire at the Annual Meeting are James L. Burke, Kathleen J. Hempel and David I. Margolis, all of whom have been nominated by the Board of Directors to stand for reelection as directors to hold office until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified.

  Should any one or more of these nominees become unable to serve, or for good cause will not serve, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate a substitute nominee or nominees, in which event the shares represented by all valid proxies received may be voted for such substitute nominee or nominees. The Board of Directors knows of no reason why any nominee may be unable to serve as a director.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

  The Board of Directors of the Company recommends a vote FOR James L. Burke, Kathleen J. Hempel and David I. Margolis as directors to hold office until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice in their proxy.

                  NOMINEES FOR ELECTION TO BOARD OF DIRECTORS
                 FOR TERMS EXPIRING AT THE 1999 ANNUAL MEETING

-------------------------------------------------------------------------------

   Dr. James L. Burke                                   Director since 1995
   Dublin, Georgia                                      Age 57

   Dr. Burke is President, Chief Executive
   Officer and a member of the Management
   Board of Southeast Paper Manufacturing
   Company and has held such positions
   since 1993. Prior to that time, he was
   President and Chief Operating Officer of
   Garden State Paper Company.

-------------------------------------------------------------------------------

   Kathleen J. Hempel                                   Director since 1979
   Green Bay, Wisconsin                                 Age 45

   Ms. Hempel is Vice Chairman and Chief Fi-nancial Officer of the Company and has held such positions since March 1992.
   Prior to that time, she was Senior Execu-tive Vice President and Chief Financial
   Officer of the Company. Ms. Hempel is also a Director of Whirlpool Corporation.

-------------------------------------------------------------------------------

   David I. Margolis                                    Director since 1995
   New York, New York                                   Age 66

   Until his retirement in February 1995,
   Mr. Margolis was Chairman of the Board
   and Chief Executive Officer of Coltec
   Industries Inc., a manufacturer of di-
   versified industrial equipment. Mr. Mar-golis is also a Director of Burlington
   Industries Inc. and Coltec Industries
   Inc.

                         DIRECTORS WHOSE TERMS EXPIRE
                          AT THE 1998 ANNUAL MEETING

-------------------------------------------------------------------------------

   Donald Patrick Brennan                               Director since 1988
   New York, New York                                   Age 55

   Mr. Brennan has been an Advisory Director of Morgan Stanley & Co. Incorporated ("MS&Co") since January 1996. Prior to that time, he was head of MS&Co's Merchant Banking
   Division and Chairman of Morgan Stanley
   Capital Partners III, Inc. ("MSCP III"),
   Morgan Stanley Leveraged Equity Fund II,
   Inc. ("MSLEF II, Inc.") and Morgan Stanley
   Venture Capital II, Inc. Mr. Brennan is also a Director of Jefferson Smurfit Corporation,
   SITA Telecommunications Holdings N.V.,
   Collings Farm, Inc. and PSF Finance Holdings
   Inc.

   Donald H. DeMeuse                                    Director since 1978
   Green Bay, Wisconsin                                 Age 60

   Mr. DeMeuse is Chairman of the Board and Chief Executive Officer of the Company and has held such positions since March 1992.
   Prior to that time, he was President and Chief Executive Officer of the Company.
   Mr. DeMeuse is also a Director of
   Associated Bank Green Bay.

--------------------------------------------------------------------------------

   Robert H. Niehaus                                    Director since 1988
   New York, New York                                   Age 40

   Mr. Niehaus has been a Managing
   Director of MS&Co since 1990. He is a
   Vice Chairman and a Director of MSLEF
   II, Inc. and MSCP III. Mr. Niehaus is
   also a Director of American Italian
   Pasta Company, Collings Farm, Inc.,
   PSF Finance Holdings Inc., Randall's
   Food Markets, Inc., Silgan
   Corporation, Silgan Holdings Inc.,
   Waterford Wedgwood UK, plc (Chairman)
   and Waterford Crystal Ltd.

                          DIRECTORS WHOSE TERMS EXPIRE
                           AT THE 1997 ANNUAL MEETING

--------------------------------------------------------------------------------

   Dudley J. Godfrey, Jr.                               Director since 1995
   Milwaukee, Wisconsin                                 Age 69

   Mr. Godfrey is an attorney and a principal in the law firm of Godfrey & Kahn S.C., which he founded in 1956. Mr. Godfrey is also a Director of ARM Financial Group,
   Inc., CLARCOR Inc. and Manpower, Inc.

--------------------------------------------------------------------------------

   Michael T. Riordan                                   Director since 1992
   Green Bay, Wisconsin                                 Age 45

   Mr. Riordan is President and Chief
   Operating Officer of the Company and has held these positions since March 1992.
   Prior to that time, he was a Vice
   President of the Company.

--------------------------------------------------------------------------------

   Frank V. Sica                                        Director since 1988
   New York, New York                                   Age 45

   Mr. Sica has been a Managing Director of MS&Co since 1988. He is a Director and a Vice Chairman of MSCP III and MSLEF II,
   Inc. Mr. Sica is also a Director of ARM
   Financial Group, Inc., The Compucare
   Company, Consolidated Hydro, Inc., CSG
   Systems International, Inc., Highlands
   Gas Corporation, Ionica L3 Limited,
   Kohl's Corporation, PageMart Wireless,
   Inc., SITA Telecommunications Holdings
   N.V., Southern Pacific Rail Corporation
   and Sullivan Communications, Inc.

                     COMMITTEES OF THE BOARD OF DIRECTORS;
                    MEETINGS AND COMPENSATION OF DIRECTORS

  The Board of Directors held four meetings during 1995. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees of the Board of Directors on which they served, except for Mr. Sica, who attended two Board meetings.

  The Board of Directors has, among other committees, an Audit Committee and a Compensation and Nominating Committee.

  The Audit Committee. The Audit Committee, among other things, recommends to the Board of Directors the selection of the independent auditors of the Company, reviews with the independent auditors the scope and results of the Company's audits, approves the audit fees and reviews the adequacy and effectiveness of the Company's internal auditing, accounting and financial controls with the independent auditors and the Company's financial and accounting staff. The Audit Committee is composed entirely of directors who are not officers of the Company. The members of the Audit Committee are Dr. Burke (Chairman), Mr. Godfrey and Mr. Niehaus. The Audit Committee met twice in 1995.

  The Compensation and Nominating Committee. The Compensation and Nominating Committee reviews and approves all salary arrangements and other remuneration for senior officers of the Company. It is also responsible for the administration of the Fort Howard Corporation 1995 Stock Incentive Plan (the "Stock Incentive Plan"), the Fort Howard Corporation Management Incentive Plan (the "MIP") and the Fort Howard Corporation Supplemental Retirement Plan. The Compensation and Nominating Committee also recommends to the Board of Directors candidates for election to the Board of Directors. The Compensation and Nominating Committee will consider recommendations for nominees for director submitted by stockholders. The Compensation and Nominating Committee is composed entirely of directors who are not officers of the Company. The members of the Compensation and Nominating Committee are Mr. Brennan (Chairman), Mr. Margolis and Mr. Niehaus. The Compensation and Nominating Committee met three times in 1995. Until July 17, 1995, the Executive Committee, the members of which are Mr. DeMeuse, the Company's Chairman and Chief Executive Officer, and Mr. Brennan, an Advisory Director of MS&Co acted as a compensation committee for determining certain aspects of the compensation of the executive officers of the Company, including the administration of the MIP. The Executive Committee did not meet in 1995.

  Compensation of Directors. Officers of the Company who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any committee of the Board of Directors. Nonmanagement directors other than Mr. Brennan, Mr. Niehaus and Mr. Sica, each of whom has waived compensation for his services as a director, receive a $30,000 annual fee, $2,000 for each Board meeting attended and $1,000 for each committee meeting attended. The Company pays 50% of the annual fee in the form of cash and 50% of the annual fee in the form of shares of Common Stock pursuant to the Company's 1995 Stock Plan for Non-Employee Directors. The payment of the cash portion of the annual fee may be deferred by any director at such director's election pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors until the earlier of (i) the date of termination of such director's service as a non-employee director, (ii) the date specified by such director in his deferred election form, and (iii) the date of such director's death. In addition, the Company reimburses all of its directors for their travel expenses in connection with their attendance at Board and committee meetings.

                    OWNERSHIP OF COMMON STOCK BY MANAGEMENT

  The following table sets forth information as of March 1, 1996, with respect to beneficial ownership of the Company's outstanding shares of Common Stock by each director, each of the executive officers named in the Summary Compensation Table below, and the directors and executive officers of the Company as a group. Except as otherwise noted below, each of the directors and executive officers has sole voting and investment power with respect to the shares he or she owns.

                                                      NUMBER OF SHARES  PERCENT
       NAME                                          BENEFICIALLY OWNED OF CLASS
       ----                                          ------------------ --------
Donald Patrick Brennan.............................              0        --
James L. Burke.....................................          1,377          *
Donald H. DeMeuse..................................        710,449(a)     1.1%
Andrew W. Donnelly.................................        177,477(a)       *
Dudley J. Godfrey, Jr..............................          4,377(b)       *
Kathleen J. Hempel.................................        607,691(a)     1.0%
David I. Margolis..................................          5,477          *
Robert H. Niehaus..................................              0        --
Michael T. Riordan.................................        190,020(a)       *
John F. Rowley.....................................        128,973(a)       *
Frank V. Sica......................................              0        --
All directors and executive officers as a group (23
 persons)..........................................      2,572,643(a)     3.9%

--------
*  Less than 1%.
(a) Includes the following numbers of shares which the designated director or officer has the right to acquire within 60 days upon the exercise of stock options: Mr. DeMeuse, 543,237 shares; Mr. Donnelly, 158,827 shares; Ms. Hempel, 575,347 shares; Mr. Riordan, 173,608 shares; Mr. Rowley, 117,923 shares; and all directors and executive officers as a group, 2,151,600 shares.
(b) Includes 2,000 shares held in a trust over which Mr. Godfrey exercises shared voting and investment power.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of December 31, 1995, with respect to persons known to the Company to be the beneficial owners of more than five percent of the Company's outstanding shares of Common Stock.

                                                   NUMBER OF SHARES    PERCENT
NAME AND ADDRESS                                 BENEFICIALLY OWNED(a) OF CLASS
----------------                                 --------------------- --------
Morgan Stanley Group Inc........................      23,926,174(b)      37.8%
 1585 Broadway
 New York, New York 10036
Mellon Bank, N.A., as Trustee for First Plaza          6,715,507         10.6
 Group Trust(c).................................
 1 Mellon Bank Center
 Pittsburgh, Pennsylvania 15258
State of Wisconsin Investment Board.............       6,000,000(d)       9.5
 P.O. Box 7842
 Madison, Wisconsin 53707
AT&T Master Pension Trust.......................       3,423,250(e)       5.4
 1 Enterprise Drive
 North Quincy, Massachusetts 02171

--------
(a) Stock ownership information is based upon information set forth in the beneficial owner's Schedule 13G report, filed with the Securities and Exchange Commission with respect to beneficial ownership of the Company's Common Stock as of December 31, 1995.
(b) Includes 2,776,884 shares held directly by Morgan Stanley Group Inc. ("Morgan Stanley Group") and 18,525,000 shares held directly by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"). Morgan Stanley Leveraged Equity Fund II, Inc. is the sole general partner of MSLEF II and is a wholly owned subsidiary of Morgan Stanley Group. Also includes 1,701,290 shares held directly by Fort Howard Equity Investors II, L.P. and 663,000 shares held directly by Fort Howard Equity Investors, L.P. Morgan Stanley Equity Investors Inc. is the sole general partner of both of these partnerships and is a wholly owned subsidiary of Morgan Stanley Group. Also includes 260,000 shares for which Morgan Stanley Group exercises exclusive voting rights but as to which it disclaims beneficial ownership.
(c) Mellon Bank, N.A. acts as the trustee (the "Trustee") for First Plaza Group Trust ("First Plaza"), a trust under and for the benefit of certain employee benefit plans of General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a wholly owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as First Plaza's investment manager with respect to these shares and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.
(d) State of Wisconsin Investment Board has sole voting and investment power with respect to shares beneficially owned.
(e) Includes 65,500 shares of Common Stock held for the AT&T Master Pension Trust, with respect to a portion of whose assets State Street Global Advisors acts as investment advisor. State Street Bank and Trust Company acts as Trustee of the AT&T Master Pension Trust, a qualified employee benefit plan of AT&T Corp. and its subsidiaries.

                             CERTAIN TRANSACTIONS

 Stockholders Agreement

  The Company, Morgan Stanley Group, MSLEF II, certain other investors and certain management investors (each, a "Holder") have entered into a stockholders agreement dated as of March 1, 1995 (the "Stockholders Agreement"), which contains certain restrictions with respect to the transferability of Common Stock by certain parties thereunder and certain registration rights granted by the Company with respect to such shares.

  Pursuant to the terms of the Stockholders Agreement, MSLEF II and Fort Howard Equity Investors II, L.P. each have the right to have a designee nominated for election to the Company's Board of Directors at any annual meeting of the Company's stockholders, so long as MSLEF II or Fort Howard Equity Investors II, L.P., as the case may be, does not already have a designee as a member of the Board of Directors at the time of such annual meeting. In addition, in the event of a vacancy on the Board of Directors created by the resignation, removal or death of a director nominated by MSLEF II or Fort Howard Equity Investors II, L.P., such shareholders have the right to have a designee nominated for election to fill such vacancy.

  Pursuant to the terms of the Stockholders Agreement, in the event that one or more Holders (other than the management investors) (each, a "Controlling Stockholder") sell a majority of the shares of Common Stock subject to the Stockholders Agreement to a third party, certain other Holders have the right to elect to sell on the same terms the same percentage of such other Holder's shares to the third party as the Controlling Shareholder is selling of its shares of Common Stock. In addition, if a Controlling Shareholder sells all of its shares of Common Stock to a third party, the Controlling Shareholder has the right to require that certain remaining Holders sell all of their shares to the third party on the same terms.

  Pursuant to the terms of the Stockholders Agreement, Holders of specified percentages of Common Stock are entitled to certain demand registration rights ("Demand Rights") with respect to shares of Common Stock held by them; provided, however, that the Company (or purchasers designated by the Company) shall have the right to purchase at fair market value the shares which are the subject of Demand Rights in lieu of registering such shares of Common Stock. In addition to the Demand Rights, Holders are, subject to certain limitations, entitled to register shares of Common Stock in connection with a registration statement prepared by the Company to register its equity securities. The Stockholders Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by parties thereunder in connection with the registration of Common Stock subject to such agreement.

 Other transactions

  MS&Co served as lead underwriter of the initial public offering of the Company's Common Stock in March 1995 for which it received underwriting fees of $7 million.

  Mr. Godfrey is a principal in the law firm of Godfrey & Kahn S.C., which provided legal services to the Company during 1995 and received fees from the Company in an immaterial amount.

COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

  The Compensation and Nominating Committee is responsible for oversight and administration of executive compensation. The Company's compensation and benefit programs are designed to:

  .Tie executive pay to shareholder value creation through the use of equity-based incentives;

  .Link pay to performance by placing a significant portion of compensation at risk;

  .Align the Company's compensation plans to its business objectives and to the business environment;

  .Measure executives' success in attaining those business objectives; and

  .Attract, retain, and motivate key executives of the Company.

  As a newly public Company, the Compensation and Nominating Committee recognizes that a transition period is necessary to fully achieve the objectives it has established. The Compensation and Nominating Committee is in the process of evaluating the current executive compensation program in relation to its philosophy and objectives. The Compensation and Nominating Committee believes that the actions taken in 1995 with respect to the executive compensation program are consistent with its objectives.

COMPONENTS OF COMPENSATION

  The Compensation and Nominating Committee relates total compensation levels for the Company's senior executive officers to the total compensation paid to similarly situated executives of a peer group of companies (the "Peer Group") with which the Company competes for executive talent. For other executive officers, the Compensation and Nominating Committee relates cash compensation levels (base salary plus annual incentive) to the cash compensation paid to similarly situated executives of the Peer Group; long-term incentives are related to the Peer Group based on salary ranges, and are not based on specific positions. The companies comprising the Peer Group consist of similarly sized diversified paper, consumer packaged goods and manufacturing companies, and companies with similar capital structures. Some of these companies are also included in the industry indices set forth in the Performance Graph on page 10.

  Base salaries and benefits are targeted to approximate the median of the Peer Group of companies. Annual incentive targets are established to approximate the median of the Peer Group if plan goals are achieved. Long-term incentive awards are targeted at the median. The compensation package is designed so that annual and long-term incentives constitute a majority of the total compensation package.

  Based on a competitive analysis completed in November 1995 comparing 1994 compensation levels, overall total compensation for the senior executive officers ranked at the median, base salaries plus annual incentives ranked slightly above the median, and long-term incentive award opportunities ranked below the median. For other executive officers, cash compensation ranked at the median.

BASE SALARIES

  At a minimum, executive officer base salaries will be reviewed on an 18-month cycle. Base salary increases will be based on a qualitative evaluation of the following factors: level of responsibility, time in position, prior experience, individual performance, internal equity, and a comparison of salaries paid within the Peer Group.

ANNUAL INCENTIVES

  Key employees, including all executive officers, participate in the MIP. Awards under the MIP are based primarily on overall corporate performance; however an award may be adjusted plus or minus 20% based on a subjective assessment of individual performance.

  In 1995, each individual was assigned an annual incentive award target based on the achievement of an established corporate earnings before depreciation, interest, and taxes ("EBDIT") goal. The target corporate performance goal established was ambitious and represented a significant increase in EBDIT over the prior year. Although ambitious, the Compensation and Nominating Committee determined that it was critical to achieve the target corporate performance goal. Accordingly, performance below the target corporate performance goal would not result in any MIP award. The Compensation and Nominating Committee also determined that participants would earn an additional 50% of the amount that would otherwise be payable based on corporate performance (and excluding the discretionary adjustment for individual performance), if 102% of the target corporate performance goal was exceeded. Amounts awarded were based upon the Company exceeding 102% of the target corporate performance goal. Although the MIP permits the awards to be adjusted plus or minus 20% based on a subjective assessment of individual performance, no such adjustments to the executive officer awards were made for 1995.

LONG-TERM INCENTIVES

  The Stock Incentive Plan provides that stock options, stock appreciation rights, restricted stock, performance shares, stock equivalents, and dividend equivalents may be granted to key individuals who are in a position to contribute to the future success of the Company. Long-term incentives are intended to align pay to shareholder interests and to provide executives with an incentive to increase shareholder value.

  The Compensation and Nominating Committee evaluated its long-term incentive program and determined that it was necessary for competitive and retention purposes to make a stock option grant to key employees in 1995. This was the first significant stock option grant since 1991 (awards were made to a limited number of executive officers in 1992 and 1993).

  Other than the award to the Company's Chief Executive Officer (discussed below), stock options granted to executive officers vest on a pro rata basis over a five-year period from the date of grant and have an exercise price equal to the fair market value of the stock on the date of grant. The size of the option awards for all executive officers was determined primarily based on a comparison to award sizes in the Peer Group. In addition, the Chief Executive Officer recommended, and the Compensation and Nominating Committee approved, individual adjustments to the number of stock options granted to certain executive officers based on the Chief Executive Officer's evaluation of internal equity and retention issues, and his subjective assessment of individual performance and potential.

COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

  Mr. DeMeuse's compensation is determined pursuant to the terms of his employment agreement which took effect in 1993 and which expires on December 31, 1997. Mr. DeMeuse's employment agreement provides for a base annual salary (which may be adjusted periodically) and annual incentive bonuses.

  Based on a comparison to the Peer Group, the Compensation and Nominating Committee did not adjust Mr. DeMeuse's base salary in 1995. Relative to the Peer Group, his base salary is in the upper quartile. In addition to base salary, Mr. DeMeuse earned a bonus for 1995 under the MIP based on the Company exceeding its EBDIT goal. Mr. DeMeuse's award was increased by 50% of the amount that would otherwise be payable based on the Company exceeding 102% of the targeted performance goal. No additional discretionary adjustment was made to Mr. DeMeuse's MIP award.

  Based on a comparison to the awards within the Peer Group, in 1995 the Compensation and Nominating Committee granted Mr. DeMeuse options to purchase 100,000 shares of stock. The options vest one year from the date of grant and have an exercise price equal to the fair market value on the date of grant.

  Based on the results of the November 1995 analysis of competitive practice within the Peer Group, Mr. DeMeuse's total compensation approximates the median of other Chairmen of the Board and Chief Executive Officers of the Peer Group.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY

  Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid for a particular year to the Chief Executive Officer and to each of the four highest-paid executive officers who are employed as executive officers on the last day of such year (the "Covered Executive Officers"). Presently, because of the application of certain transition rules and grandfather provisions, the Company does not expect any of the Covered Executive Officers' compensation to be subject to the deductibility limit. While it is the Compensation and Nominating Committee's intention to maximize the deductibility of compensation paid to executive officers, the Compensation and Nominating Committee may, from time to time, reevaluate its policy with respect to Section 162(m).

                                     COMPENSATION AND NOMINATING COMMITTEE
                                     Donald Patrick Brennan, Chairman
                                     David I. Margolis
                                     Robert H. Niehaus

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return for the period from March 9, 1995 (the date the Company became a public company) through December 31, 1995 to the cumulative total returns for the S&P 500 Composite Index ("S&P 500 Index") and the S&P Household Products and the S&P Paper and Forest Products Group Indices combined and weighted equally ("Household Products/Paper and Forest Products Combined Indices"). The graph assumes an investment of $100 in the Common Stock of the Company and in each index as of March 9, 1995, and the reinvestment of all dividends. The line graph is not intended to be indicative of future stock performance.

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN
              FROM MARCH 9, 1995 THROUGH DECEMBER 31, 1995 AMONG
             FORT HOWARD CORPORATION, S&P 500 INDEX AND HOUSEHOLD
              PRODUCTS/PAPER AND FOREST PRODUCTS COMBINED INDICES


                             [GRAPH APPEARS HERE]

                                                            HOUSEHOLD PRODUCTS/
                                                             PAPER AND FOREST
                                                             PRODUCTS COMBINED
    DATE                          FORT HOWARD S&P 500 INDEX       INDICES
    ----                          ----------- ------------- -------------------
March 9, 1995....................   $100.00      $100.00          $100.00
June 30, 1995....................    117.71       113.49           114.67
September 30, 1995...............    128.13       122.48           118.24
December 31, 1995................    187.50       129.83           119.05

                            EXECUTIVE COMPENSATION

  The following table presents information concerning compensation paid for services to the Company during 1995 and the two prior fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                  ANNUAL COMPENSATION           COMPENSATION
                         -------------------------------------- ------------
                                                                   AWARDS
                                                                ------------
                                                                 NUMBER OF
                                                                 SECURITIES
        NAME AND                                 OTHER ANNUAL    UNDERLYING     ALL OTHER
   PRINCIPAL POSITION    YEAR  SALARY   BONUS   COMPENSATION(a) OPTIONS/SARS COMPENSATION(b)
   ------------------    ---- -------- -------- --------------- ------------ ---------------
Donald H. DeMeuse....... 1995 $750,000 $973,125     $2,648        100,000        $70,687
 Chairman and Chief      1994  750,000  307,500      7,802              0         69,366
 Executive Officer       1993  653,846   55,250      4,840              0         62,742
Kathleen J. Hempel...... 1995 $480,000 $622,800     $  289         50,000        $27,891
 Vice Chairman and       1994  480,000  196,800      1,036              0         27,311
 Chief Financial Officer 1993  453,077   38,381          0              0         27,388
Michael T. Riordan...... 1995 $378,846 $486,563     $1,641        100,000        $22,088
 President and           1994  375,000  153,750      4,671              0         21,400
 Chief Operating Officer 1993  302,885   25,500          0         48,750         18,437
Andrew W. Donnelly...... 1995 $330,000 $428,175     $  880         20,000        $19,026
 Executive Vice Presi-
  dent                   1994  330,000  135,300        162              0         18,603
                         1993  350,000   29,750          0              0         20,859
John F. Rowley.......... 1995 $250,000 $324,375     $  103         20,000        $14,688
 Executive Vice Presi-
  dent                   1994  237,885   96,350        338              0         13,676
                         1993  255,000   21,675          0              0         15,111

--------
(a) Consists of amounts reimbursed for the payment of taxes.
(b) Consists of Company contributions to the Company's profit sharing plan and supplemental retirement plan.

  The following table presents information concerning grants of stock options pursuant to the Stock Incentive Plan made during the 1995 fiscal year to each of the Named Executive Officers. No stock appreciation rights were granted under the Stock Incentive Plan during 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                         --------------------------------------------------------------
                          NUMBER OF   PERCENT OF TOTAL
                          SECURITIES    OPTIONS/SARS
                          UNDERLYING     GRANTED TO
                         OPTIONS/SARS   EMPLOYEES IN   EXERCISE OR BASE                    GRANT DATE
      NAME                GRANTED(a)        1995         PRICE ($/Sh)   EXPIRATION DATE PRESENT VALUE(b)
      ----               ------------ ---------------- ---------------- --------------- ----------------
Donald H. DeMeuse.......   100,000          13.5%           $19.75         12/06/05         $656,000
Kathleen J. Hempel......    50,000           6.7             19.75         12/06/05          328,000
Michael T. Riordan......   100,000          13.5             19.75         12/06/05          656,000
Andrew W. Donnelly......    20,000           2.7             19.75         12/06/05          131,200
John F. Rowley..........    20,000           2.7             19.75         12/06/05          131,200

--------
(a) All grants consisted of nonqualified stock options with a term of 10 years granted pursuant to the Stock Incentive Plan. Subject to certain conditions, Mr. DeMeuse's options vest and become exercisable on the first anniversary of the date of grant. Options granted to the other Named Executive Officers vest and become exercisable as to 20% of such options on each of the first five anniversaries of the date of grant. Exercisability of the options is accelerated in the event of a Named Executive Officer's death, disability, termination by the Company without "cause" (as defined for purposes of the Stock Incentive Plan) or, unless otherwise determined by the Compensation and Nominating Committee, upon a "change in control" (as defined below under "1995 Stock Incentive Plan"). Notwithstanding the foregoing, no option may be exercised within the first six months following the date of grant. The Compensation and Nominating Committee has the discretion to accelerate the exercisability of any options granted under the Stock Incentive Plan.

(b) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:
    (i) an option exercise price of $19.75, equal to the fair market value of the underlying stock on the date of grant; (ii) an expected weighted average option life equal to five years; (iii) an interest rate of 5.51% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the expected weighted average option life; and (iv) volatility of 24.32% calculated using daily stock prices of the companies comprising the Household Products/Paper and Forest Products Combined Indices in the five year period preceding 1996. The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised. There is no assurance that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

  The following table presents information concerning unexercised stock options for the Named Executive Officers. No stock options were exercised by the Named Executive Officers during 1995.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                         NUMBER OF UNEXERCISED OPTIONS        VALUE OF UNEXERCISED IN-THE-MONEY
                           HELD AT DECEMBER 31, 1995        OPTIONS HELD AT DECEMBER 31, 1995(a)
                         --------------------------------   ----------------------------------------
                          EXERCISABLE      UNEXERCISABLE       EXERCISABLE          UNEXERCISABLE
                         --------------   ---------------   -------------------  -------------------
Donald H. DeMeuse.......          543,237           100,000 $         3,527,507    $         275,000
Kathleen J. Hempel......          575,347            50,000           3,996,371              137,500
Michael T. Riordan......          173,608           100,000             945,799              275,000
Andrew W. Donnelly......          158,827            20,000             970,688               55,000
John F. Rowley..........          117,923            20,000             699,472               55,000

--------
(a) The value of unexercised in-the-money options represents the positive spread between the December 31, 1995 closing price of the Common Stock of $22.50 per share as reported on the Nasdaq National Market System ("NASDAQ") and the exercise price of unexercised options. The actual amount, if any, realized upon exercise of options will depend upon the market price of the Common Stock relative to the per share exercise price at the time the option is exercised. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

EMPLOYMENT AGREEMENTS

  The Named Executive Officers have entered into employment agreements with the Company (the "Employment Agreements") which took effect in 1993. The Employment Agreements contain customary employment terms, have an initial term that expires on December 31, 1997, provide for automatic one-year extensions (unless notice not to extend is given by either party at least six months prior to the end of the effective term) and provide for base annual salaries and annual incentive bonuses. The Employment Agreements for Mr. DeMeuse, Ms. Hempel and Mr. Riordan provide for participation in additional bonus arrangements which may be agreed upon in good faith from time to time with the Company. In the event of the termination of the employment of a Named Executive Officer by the Company without "cause" (other than by reason of death or disability) or by such Named Executive Officer for "good reason" (as such terms are defined in the Employment Agreements), the Employment Agreements provide that such Named Executive Officer would receive his or her full base salary for a period (in each case, the "Severance Period") ranging from one to three years. In addition, during the Severance Period, such Named Executive Officer would receive a payment in each January following the date of termination in respect of the previous calendar year, the amount of which is based on the average of the three prior year bonuses under the MIP. During the Severance Period, such Named Executive Officer would also continue to participate in all other compensation and benefit plans of the Company and would be entitled to outplacement assistance. Such Named Executive Officer is, however, required to mitigate the amount of the severance payments provided for in the Employment Agreements by seeking other employment. The Employment Agreements for Mr. DeMeuse, Ms. Hempel and Mr. Riordan also include noncompetition and confidentiality provisions.

MANAGEMENT INCENTIVE PLAN

  Participation in the MIP is based upon individual selection by the Compensation and Nominating Committee from among the full-time salaried employees who, in the judgment of the Chief Executive Officer, serve in key executive, administrative, professional or technical capacities. Awards are based upon the extent to which the Company's financial performance during the year has met or exceeded certain performance goals specified by the Compensation and Nominating Committee. The Compensation and Nominating Committee may alternatively grant a discretionary bonus. A participant must be employed by the Company on the last day of the year in order to receive a bonus for such year, except in the case of death, disability or retirement after age 55, in which case such participant would receive a pro rata bonus. In the event of termination of a participant's employment without "cause" (as defined in the MIP) within two years following a "change in control" (as defined below under "1995 Stock Incentive Plan"), participants would receive a pro rata bonus for such year calculated as if the applicable performance targets have been attained.

1995 STOCK INCENTIVE PLAN

  The Stock Incentive Plan provides for the granting of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares, stock equivalents and dividend equivalents (individually, an "Award" or collectively, "Awards"). Employees who are eligible to receive Awards are those officers or other key employees with potential to contribute to the future success of the Company or its subsidiaries. A total of 3,359,662 shares of Common Stock may be subject to Awards under the Stock Incentive Plan, subject to adjustment in accordance with the terms of the Stock Incentive Plan.

  The only Awards that have been granted to date under the Stock Incentive Plan are nonqualified stock options. In the event of a change in control and except as the Compensation and Nominating Committee (as constituted prior to such change in control) may expressly provide otherwise, all stock options then outstanding (except for any stock options granted within six months of the Change in Control) will become fully exercisable. For purposes of the Stock Incentive Plan, a "change in control" shall have occurred when (A) any person (other than (x) the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any subsidiary of the Company for or pursuant to the terms of any such plans, (y) Morgan Stanley Group, MSLEF II, Fort Howard Equity Investors, L.P., Fort Howard Equity Investors II, L.P., or any of their respective affiliates or (z) any general or limited partner of MSLEF II, Fort Howard Equity Investors, L.P. or Fort Howard Equity Investors II, L.P.), alone or together with its affiliates and associates (collectively, an "Acquiring Person"), shall become the beneficial owner of 20% or more of the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors (as defined below) determine to be in the best interests of the Company and its stockholders (other than an Acquiring Person on whose behalf the offer is being made)), or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "Continuing Directors"), no longer constitute a majority of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation and Nominating Committee are Donald Patrick Brennan, Robert H. Niehaus and David I. Margolis. Mr. Brennan and Mr. Niehaus are employed by MS&Co as an Advisory Director and a Managing Director, respectively. Until July 17, 1995, the Executive Committee of the Company's Board of Directors acted as a compensation committee. See "Committees of the Board of Directors--The Compensation and Nominating Committee."

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to report their ownership and changes in their ownership of the Company's Common Stock to the Securities and Exchange Commission. Directors, officers and greater than 10% stockholders also are required to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established by the Securities and Exchange Commission and the Company is required to report in this proxy statement any failure of its directors, executive officers and greater than 10% stockholders to file by these dates.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required, the Company believes that all such filing requirements were satisfied by its officers, directors and greater than 10% stockholders, except that two reports were filed late by Morgan Stanley Group.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP was the Company's independent public accountant for 1995. Arthur Andersen LLP is expected to have a representative at the Annual Meeting. This representative will be available to respond to appropriate questions at that time and will have an opportunity to make a statement, if he or she so desires. The Board of Directors has selected Arthur Andersen LLP to audit the Company's accounts for 1996.

                           EXPENSES OF SOLICITATION

  All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company has engaged Chemical Mellon Shareholder Services to assist with the solicitation of proxies for an estimated fee of $4,250, plus expenses. The Company will request brokerage houses, custodians, fiduciaries and nominees to forward proxy materials to their principals and will reimburse them for their reasonable expenses in doing so. Solicitation may also be undertaken by mail, telephone and personal contact by directors, officers and employees of the Company without additional compensation.

  Chemical Mellon Shareholder Services, the Company's transfer agent and registrar, will receive and tabulate proxies and will provide representatives to act as inspectors of election at the Annual Meeting.

                            STOCKHOLDERS' PROPOSALS

  Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company on or before November 20, 1996, to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting. Proposals should be addressed to James W. Nellen II, Secretary, Fort Howard Corporation, 1919 South Broadway, Green Bay, Wisconsin 54304.

  Under the Company's Certificate of Incorporation and By-Laws, stockholders desiring to nominate persons for election as directors or bring other business before the annual meeting must deliver or mail a notice to the Secretary that must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs. Stockholders' notices must contain the specific information set forth in the Certificate of Incorporation and the By-Laws. Stockholders will be furnished a copy of the Company's Certificate of Incorporation and By-Laws without charge upon written request to the Secretary of the Company.

                               OTHER INFORMATION

  As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve, and voting on proposals omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

  The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1995, which includes financial statements, is enclosed. The Annual Report does not form any part of the material for the solicitation of proxies.

  ANY STOCKHOLDER WHO DESIRES A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY (EXCLUDING EXHIBITS) WITHOUT CHARGE BY ADDRESSING A WRITTEN REQUEST TO THE PUBLIC AFFAIRS DEPARTMENT, FORT HOWARD CORPORATION, P.O. BOX 19130, GREEN BAY, WISCONSIN 54307-9130.

                                          By Order of the Board of Directors

                                          /s/ James W. Nellen II

                                          James W. Nellen II
                                            Vice President and
                                            Secretary

Green Bay, Wisconsin
March 21, 1996